Exhibit 99.1

Contact:	Robert Raynor	(714)773-7620
Director, Investor Relations

Beckman Coulter Announces Fourth Quarter and Year End 2006 Results:

Outlook Targets Achieved

FULLERTON, California, February 8, 2007- Beckman Coulter, Inc. (NYSE:BEC) announced today fourth quarter and year ended December 31, 2006 results. The fourth quarter is the first quarter of meaningful revenue comparability since the initiation of the company’s leasing policy change in July 2005. Revenue of $712 million in the fourth quarter was up 8.6% over prior year. Reported earnings per fully diluted share were $0.97. Adjusting for special items, diluted earnings per share for the fourth quarter were $1.03.

Full year 2006 revenue was $2,528.5 million, up 3.5% over prior year, suppressed by the leasing change. Reported earnings per fully diluted share for the full year were $2.92. Excluding special items, diluted earnings per share were $2.88.

Both fourth quarter revenue growth and full year comparable fully diluted earnings per share were in the top half of the outlook ranges provided by the company on November 1, 2006.

	Three Months Ended December 31			Twelve Months Ended December 31
	2006	2005	% Chg	2006	2005	% Chg
Reported Results
Revenue ($ Millions)	$712.0	$655.5	8.6%	$2,528.5	$2,443.8	3.5%
Earnings Per Diluted Share:
Continuing Operations	$0.97	$0.28	246.4%	$2.47	$2.32	6.5%
Discontinued Operations	—	—	—	0.45	—	—

Net	$0.97	$0.28	246.4%	$2.92	$2.32	25.9%

Comparable Results Excluding Special Items
Earnings Per Diluted Share	$1.03	$0.73	41.1%	$2.88	$3.02	(4.6%)

See “Non-GAAP Disclosures”, where the impacts of certain items on reported results are discussed.

Fourth Quarter 2006 Discussion

Reported revenue was $712 million, up 8.6% compared to fourth quarter, 2005. In constant currency, revenue was up 6.8%. Consumables sales were up 9% over prior year quarter, or 7.5% in constant currency.

Compared to prior year, fourth quarter revenue in the United States increased 10.4% and consumables sales grew 8.4%. In constant currency, international revenue increased 3.1% and consumables sales grew 6.3%. Revenue in Europe was up 5.5% and Asia Pacific was about flat with prior year quarter.

Scott Garrett, president and chief executive officer, said, “The fourth quarter of 2006 marked the return of meaningful revenue comparability for the first time since we changed our leasing policy, which spreads revenue recognition over the life of the lease, typically five years. As predicted, the results demonstrate the vitality of our business. We experienced strong demand for our clinical chemistry systems, the UniCel DxC 600 and 800. 2006 represented the second straight year of record placements. Sales of our immunoassay products grew in the high teens, as we continued to gain market share in this high value product area. Importantly, placements of the DxC 600i, our second generation, fully capable chemistry / immunoassay work cell, continued to accelerate. Growth in our cellular product area was led by our flow cytometry business in Europe. Revenue from our Discovery and Automation products was up significantly over prior year quarter due principally to the continuing rapid placements of our clinical automation products.”

Gross margin expanded about 180 basis points to 46.9% of revenue due primarily to efficiencies gained in the service organization.

Operating expense was $232.8 million, down $57 million compared to prior year quarter. This includes $5.3 million in incremental non-cash stock option expense and $2.6 million in charges to conclude the “one company” restructuring begun in the third quarter 2005. The favorability in operating expense was due to savings from restructuring activities and a previously announced change in the timing of accruals for the company’s non-sales incentive compensation plans. Operating income for the quarter was $100.8 million including the $2.6 million in restructuring charges.

During the quarter, the company issued $600 million in convertible notes to refinance debt and repurchase $100 million of Beckman Coulter stock. Non-operating expense was $16.9 million including about $5 million for the early redemption of the company’s 2008 notes. Excluding this charge, comparable non-operating expense was $11.9 million, up from $6.1 million in the prior year quarter.

The effective tax rate for the quarter was 25.7% and the comparable tax rate was 28.1%. Both rates were higher than prior year quarter due to the geographic mix of profits as leasing revenue in the United States continued to build.

Reported net earnings were $62.3 million or $0.97 per fully diluted share. Comparable net earnings were $65.8 million or $1.03 per fully diluted share. (See “Non-GAAP Disclosures”)

Fourth Quarter Developments

•	Commercialized the AutoMate 800™, a next generation sample processing station that is flexible in its applications for both mid and large sized clinical laboratories.

•	Commercialized the LH780, a large hematology system with enhanced quality control features that improve productivity and additional parameters to support anemia studies.

•	Completed the acquisition of Lumigen, Inc., a leading developer and manufacturer of novel detection chemistries for high-sensitivity biomedical testing.

•	Received FDA clearance for the Access™ EPO immunoassay test useful in monitoring erythropoietin therapy and in diagnosing certain forms of anemia.

•	Appointed Charles Slacik as Senior Vice President and Chief Financial Officer.

•	Declared a $0.15 per share quarterly cash dividend, the 70th payout in the company’s unbroken stream of quarterly cash dividends.

•

Issued $600 million in convertible notes to refinance debt and announced Board authorization to repurchase up to 2.5 million shares through 2008. The company purchased about 1.7 million shares in conjunction with the convertible notes offering.

Full Year 2006 Discussion

Revenue for full year 2006 was $2,528.5 million, up 3.5% over prior year or 3.3% in constant currency. Although meaningful revenue comparability returned in the fourth quarter, full year revenue was suppressed by the leasing policy change. Consumables revenue, not affected by the leasing change, grew 10.5% in constant currency.

Gross profit margin for 2006 was 47.3%, up 120 basis points over prior year, impacted favorably by a shift in revenue mix to more consumables sales and leverage within the service organization.

Operating income for the year was $262.9 million or 10.4% of sales. Before special items, operating income was $296.7 million or 11.7% of revenue. FAS 123R expense reduced operating margin by about 90 basis points.

Depreciation and amortization was $181.5 million. EBITDA was $452 million. Comparable EBITDA was $486 million, 13% higher than prior year.

Non-operating expense was $47.7 million including costs of about $5 million for the early redemption of the company’s 2008 notes and $2.7 million for the early redemption of $56 million of the company’s 2026 debentures. Adjusting for these charges, comparable non-operating expense was $40 million, flat with prior year.

The effective tax rate for the year was 26.5%, and the comparable tax rate was 28.3%. Both rates were up from prior year primarily due to one time tax benefits realized in 2005 and a shift in geographic profit mix.

Reported earnings per fully diluted share were $2.92, including the gain from discontinued operations related to the sale of the company’s minority interest in Agencourt Personal Genomics (APG) in the third quarter. Earnings per fully diluted share from continuing operations were $2.47. Comparable earnings per fully diluted share were $2.88, in the upper half of the company’s outlook range of $2.75 to $2.95. (See “Non-GAAP Disclosures”.)

Constant currency inventory turns improved by two tenths to 3.1, and days sales outstanding (DSO) improved by 2 days to 91.9. The company invested $230 million to build its operating-type lease portfolio resulting in free cash flow of $7 million.

2007 Developments

Garrett stated, “Although the 2005 leasing change and our ‘one-company’ restructuring initiatives are essentially behind us, our commitment to operating excellence continues. To this end, our supply chain organization has begun implementing ‘Lean Six-Sigma’ tools with excellent results in a pilot project at our Chaska, Minnesota operation. You can expect to hear more about additional improvements in our infrastructure throughout 2007 and into 2008 and 2009. Company-wide application of lean methodologies should facilitate further improvements in our overall productivity.”

The company announced in January, its intention to relocate its Palo Alto, California operations to Indianapolis, Indiana. This relocation, which affects approximately 220 employees, is expected to reduce costs and address work force requirements long-term. Special charges for the project are estimated at $16 million through 2008. The company expects to recognize $13 million of these costs in 2007. Savings are projected to start in 2008, building to $7 million per year thereafter.

Also in January, the company reached a major milestone in the successful deployment of its global Enterprise Resource Planning (ERP) system. The new platform is expected to provide enhanced productivity in facilitating the company’s drive for operating excellence.

Full Year 2007 Outlook

“Assuming stable currency, we are reiterating our outlook for full year revenue growth of 7 to 9%,” Garrett continued. “We expect operating margin to expand to around 12%. Non-operating expense is expected to be flat with prior year, paced evenly throughout 2007.

“Our focus on leveraging the growth in our top line should result in an increase in pretax profit of 10 to 15% over 2006 on a comparable basis. Our pretax profit growth will be partially offset by a higher projected tax rate of 30 to 31%. Earnings per diluted share should be $3.10 to $3.25, excluding special items. Capital expenditures are expected to be $325 to $350 million and depreciation and amortization should be between $210 and $230 million, including an incremental $8 million for amortization of the company’s global ERP system.

“Beckman Coulter’s UniCel DxI 800, with a throughput of 400 tests per hour, remains the fastest immunoassay system in the market. Mid-year, we plan to commercialize the DxI 600, a new immunoassay instrument, which will provide many of the benefits of our high-end DxI 800, in a smaller footprint targeted at mid- to large-sized hospitals. This new system with a throughput of about 200 tests per hour matches our competitors’ top performance and provides us with a full range of immunoassay solutions. Importantly, as with our other immunoassay systems, the DxI 600 can be combined with our routine chemistry analyzers, thus providing an even greater range of work cells to meet customer workflow requirements.”

Concluded Garrett, “In 2006, we strengthened our prospects for growth over the next several years, introducing major new instrument systems, automation solutions, and new assays. Our new product pipeline has never been stronger. Along with the new DxI 600, we expect to commercialize our next chemistry / immunoassay work cell, the UniCel® DxC 880i, by the end of 2007. Our next generation hematology system, the UniCel DxH, is slated for introduction in 2008, and we are underway with the design of our ‘sample-to-answer’ instrument for molecular diagnostics. Beckman Coulter is truly dedicated to improving patient health and reducing the cost of care through our comprehensive approach to simplifying, automating and innovating laboratory processes.”

Investor Conference Call

As previously announced, there will be a conference call today, Thursday February 8, 2007 at 8:30 am ET to discuss the fourth quarter and full year ended December 31, 2006 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, February 23, 2007.

This press release contains the company’s unaudited financial results for fourth quarter and full year 2006. These results may change as a result of the review by the company’s independent accountants and management. Final results will be provided in the company’s annual report on form 10-K.

This press release also contains forward-looking statements regarding the company’s outlook for the full year 2007, including expectations regarding revenue growth, operating margin, non-operating expense, pretax profit, capital expenditures, depreciation and amortization, tax rate, and earnings per diluted share growth. In addition, the press release contains statements regarding the company’s expectations for productivity improvements from its implementation of a “Lean Six-Sigma” program, the costs and savings from relocation of its Palo Alto operations, and the benefits and costs for its ERP system. In the product area, this press release contains statements regarding the Company’s expectations on the timing and performance of its DxI 600, DxC 880i, and DxH systems. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.

Among other things, these factors include the actual timing and magnitude of the conversion to operating type leases, the actual timing of expenses and savings related to restructuring and supply chain activities, effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the actual timing of product introductions, changes in tax and other laws and their interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, potential cost, interest rate and currency fluctuations, and currency hedging costs. Factors affecting the anticipated introduction of the new products include delays in completing the necessary engineering and systems integration work, and identification of additional necessary intellectual property rights and delays resulting from the timing and scope of regulatory agency reviews. Other factors are outlined in the company’s SEC filings.

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world supplying critical information for improving patient health and reducing the cost of care. Recurring revenue consisting of supplies, test kits, service and operating-type lease payments represent more than 75 percent of the company’s 2006 annual revenue of $2.53 billion. For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Product revenue	$608.1	$559.4	$2,130.5	$2,067.1
Service revenue	103.9	96.1	398.0	376.7

Total revenue	712.0	655.5	2,528.5	2,443.8

Cost of goods sold	307.2	285.9	1,048.2	1,037.3
Cost of service	71.2	74.3	283.3	279.2

Total cost of sales	378.4	360.2	1,331.5	1,316.5

Gross profit	333.6	295.3	1,197.0	1,127.3

Operating costs and expenses:
Selling, general and administrative	172.6	184.0	687.6	652.3
Research and development	57.6	59.2	264.9	208.9
Restructuring	2.6	35.5	14.3	36.4
Litigation settlement	—	—	(35.0)	—
Asset impairments	—	10.7	2.3	24.0

Total operating cost and expenses	232.8	289.4	934.1	921.6

Operating income	100.8	5.9	262.9	205.7

Non-operating (income) and expense:
Interest income	(3.1)	(4.7)	(14.0)	(18.1)
Interest expense	11.7	10.1	48.0	43.8
Debt extinguishment loss	5.0	—	7.7	—
Other, net	3.3	0.7	6.0	14.4

Total non-operating expenses	16.9	6.1	47.7	40.1

Earnings from continuing operations before income taxes	83.9	(0.2)	215.2	165.6
Income taxes	21.6	(18.0)	57.0	15.0

Earnings from continuing operations	62.3	17.8	158.2	150.6
Earnings from discontinued operations, net of tax	—	—	28.7	—

Net Income	$62.3	$17.8	$186.9	$150.6

Basic earnings per share:
Earnings from continuing operations	$1.00	$0.28	$2.53	$2.42
Earnings from discontinued operations	—	—	0.46	—

Net basic earnings per share	$1.00	$0.28	$2.99	$2.42

Diluted earnings per share:
Earnings from continuing operations	$0.97	$0.28	$2.47	$2.32
Earnings from discontinued operations	—	—	0.45	—

Net diluted earnings per share	$0.97	$0.28	$2.92	$2.32

Weighted average number of shares outstanding (in thousands):
Basic	62,397	62,510	62,575	62,290
Diluted	63,919	64,616	63,971	64,861
Dividends declared per share	$0.15	$0.14	$0.60	$0.56

BECKMAN COULTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in millions)

(unaudited)

	Year Ended December 31,
	2006	2005
Cash Flows from Operating Activities
Net earnings of continuing operations	$158.2	$150.6
Adjustments to reconcile net earnings of continuing operations to net cash provided by operating activities
Depreciation and amortization	181.5	145.0
Share-based compensation expense	23.4	1.2
Tax benefits from exercises of share-based payment awards	7.6	—
Excess tax benefits from share-based payment transactions	(7.9)	—
Asset impairments	2.3	24.0
U.S. Pension Trust contributions	(46.0)	—
Deferred income taxes, net	(10.2)	(28.7)
Changes in assets and liabilities:
Trade and other receivables, net	(20.6)	42.2
Inventories	27.6	(1.6)
Accounts payable and accrued expenses	(21.2)	56.6
Income taxes payable	13.0	3.2
Long-term lease receivables, net	46.6	5.1
Other	(10.1)	22.1

Net cash provided by operating activities of continuing operations	344.2	419.7
Net cash used in operating activities of discontinued operations	(21.6)	—

Net cash provided by operating activities	322.6	419.7

Cash Flows from Investing Activities
Additions to property, plant and equipment	(316.1)	(243.9)
Payments for business acquisitions and technology licenses, net of cash acquired	(194.6)	(240.6)

Net cash used in investing activities of continuing operations	(510.7)	(484.5)
Net cash provided by investing activities of discontinued operations	50.2	—

Net cash used in investing activities	(460.5)	(484.5)

Cash Flows from Financing Activities
Dividends to stockholders	(37.7)	(35.4)
Proceeds from issuance of stock	54.0	62.9
Repurchase of common stock as treasury stock	(188.4)	(62.8)
Repurchase of common stock held in grantor trust	(1.1)	(0.3)
Excess tax benefits from share-based payment transactions	7.9	—
Tax benefit on deferral of distribution of stock	12.0	—
Debt borrowings, net	788.2	114.2
Debt repayments	(482.9)	(21.3)
Debt acquisition costs	(2.1)	(0.7)

Net cash provided by financing activities	149.9	56.6

Effect of exchange rates on cash and cash equivalents	5.6	(2.1)

Change in cash and cash equivalents	17.6	(10.3)
Cash and cash equivalents-beginning of period	57.6	67.9

Cash and cash equivalents-end of period	$75.2	$57.6

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

(unaudited)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$75.2	$57.6
Trade and other receivables, net	671.5	601.6
Inventories	455.8	461.8
Deferred income taxes	83.2	62.8
Prepaids and other current assets	52.4	49.8

Total current assets	1,338.1	1,233.6

Property, plant and equipment, net	721.0	552.5
Goodwill	672.7	548.2
Other intangibles, net	397.4	354.5
Other assets	162.5	338.8

Total assets	$3,291.7	$3,027.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$568.2	$555.2
Notes payable and current maturities of long-term debt	77.6	155.2
Income taxes payable	60.9	48.1

Total current liabilities	706.7	758.5

Long-term debt, net	956.9	589.1
Deferred income taxes	110.1	189.3
Other liabilities	363.7	295.9

Total liabilities	2,137.4	1,832.8

Commitments and contingencies:

Stockholders’ equity:
Common stock	6.8	6.7
Additional paid-in-capital	488.0	449.8
Retained earnings	1,076.4	932.9
Accumulated other comprehensive income	(55.4)	37.5
Treasury stock at cost	(361.5)	(228.7)
Unearned compensation	—	(3.4)
Common stock held in grantor trust	(16.8)	(15.7)
Grantor trust liability	16.8	15.7

Total stockholders’ equity	1,154.3	1,194.8

Total liabilities and stockholders’ equity	$3,291.7	$3,027.6

BECKMAN COULTER, INC

PRODUCT AREA SALES

(Amounts in millions)

	Three Months Ended December 31, 2006			Twelve Months Ended December 31, 2006
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %
Chemistry Systems	$182.7	5.5	3.9	$677.1	(1.7)	(1.7)
Cellular Systems	223.0	5.8	4.5	806.3	(0.2)	(0.2)
Immunoassay Systems	132.2	16.5	14.4	484.4	16.7	16.5
Discovery & Automation Systems	174.1	10.1	7.5	560.7	5.3	5.0

Total	$712.0	8.6	6.8	$2,528.5	3.5	3.3

United States	$365.4	10.4	10.4	$1,330.0	4.9	4.9
International	346.6	6.8	3.1	1,198.5	1.9	1.6

Total	$712.0	8.6	6.8	$2,528.5	3.5	3.3

Chemistry Systems include:

>	Autochemistry
>	Protein and rapid test products

Cellular Systems include:

>	Hematology
>	Coagulation
>	Flow cytometry and related products

Immunoassay Systems include:

>	All immunoassay products

Discovery and Automation Systems include

>	All robotic automation and genetic analysis products
>	All centrifuge and analytical systems
>	Industrial particle characterization
>	Clinical diagnostic automation

BECKMAN COULTER, INC

RECURRING REVENUE AS A PERCENT OF TOTAL REVENUE

	Q1	Q2	Q3	Q4	Total
2006
Cash/STL Instrument Sales Mix %	20.6%	20.5%	23.4%	28.4%	23.5%
Recurring Revenue Mix %	79.4%	79.5%	76.6%	71.6%	76.5%

2005
Cash/STL Instrument Sales Mix %	26.5%	29.5%	28.4%	29.4%	28.5%
Recurring Revenue Mix %	73.5%	70.5%	71.6%	70.6%	71.5%

2004
Cash/STL Instrument Sales Mix %	29.8%	33.1%	29.9%	39.5%	33.4%
Recurring Revenue Mix %	70.2%	66.9%	70.1%	60.5%	66.6%

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that these disclosures provide investors a meaningful presentation of the company’s results. These non-GAAP disclosures and management’s rationale for providing them are as follows:

Currency Impacts on Reported Revenues — We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period. Fluctuations in exchange rates impact the comparative results and growth rates of the company’s underlying business. The impact of foreign currency exchange rate fluctuations has been excluded from certain disclosures herein and the presentation of Product Area Sales. Management believes that excluding this impact helps explain changes in the fundamental business operations.

Agencourt Personal Genomics (“APG”) — In July 2006, the company sold its non-controlling interest in APG, a developer of next-generation genetic technologies. The company received approximately $50 million in cash and recognized a gain from the sale. This gain and the company’s share of APG’s operating results are included in discontinued operations in the condensed consolidated statement of operations. Given the significance and unusual nature of these amounts relative to the operating results for the periods presented, they have been excluded from the “Comparable” presentation of our operating results herein.

Roche Research and Development Charge — During the third quarter 2006, the company paid Roche Diagnostic (“Roche”) a license fee in the amount of $27.5 million ($18.2 million after taxes) for rights to certain technologies in the clinical diagnostics field. The payment was recorded as a research and development charge. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Pension Curtailment — During the quarter ended September 30, 2006, the company amended its pension plans by freezing benefits for certain employees effective December 31, 2006. As a result of this amendment, the company incurred a net curtailment charge of approximately $4.0 million ($2.6 million after taxes). Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Applera — In April 2006, a settlement was reached in a legal dispute with Applera Corporation whereby the parties granted royalty-bearing licenses to each other for certain patents. Applera’s Applied Biosystems Group made a $35.0 million special payment to the company. Additionally, the company will pay $20 million over 10 quarters to Applera for rights to certain technologies in the diagnostics market. The company recorded a $35 million gain ($21.9 million after taxes) and an $18.9 million ($11.8 million after taxes) research and development charge in connection with this settlement in the second quarter of 2006. Given the significance and unusual nature of these items relative to the operating results for the periods presented, these income and expense amounts have been excluded from the “Comparable” presentation of our operating results herein.

Investigation Expenses — During the second quarter 2006, the Audit and Finance Committee of the company’s Board of Directors oversaw an investigation of claims made by a former employee. This individual alleged that his recent termination, as part of the company’s restructuring, was the result of certain accounting issues he brought to the attention of his supervisor. The Audit and Finance Committee retained outside counsel and an independent accounting firm to assist in the investigation and concluded that the allegations were not substantiated and that the company’s financial statements and disclosures did not require revision. Approximately $2.9 million ($1.8 million after taxes) in legal, consulting and independent accounting firm fees were incurred during the second quarter in connection with this investigation. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Restructuring Related Charges — In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostic Division into a single company structure. In the third and fourth quarters 2005, a $0.9 million charge ($0.6 million after taxes), and a $35.5 million charge ($21.0 million after taxes), respectively related to personnel related costs was recorded as part of these plans. During the second, third, and fourth quarter of 2006, we incurred additional charges of $7.6 million ($4.8 million after taxes), $5.3 million ($3.5 million after taxes), and $2.6 million ($1.2 million after taxes), respectively, for additional severance and other costs relating to these restructuring activities, including $0.9 million in the third quarter 2006 charged to cost of sales for a discontinued product line. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Debt Extinguishment — During the fourth quarter, the company used proceeds obtained from its convertible notes offering to redeem its $240.0 million senior notes. The company recorded a debt extinguishment cost of $5.0 million ($2.3 million after taxes), as a result of the redemption. On June 1, 2006, approximately $56 million of the company’s $100 million debentures were tendered by the holders of the debentures. In connection with this redemption, the company incurred approximately $2.7 million ($1.7 million after taxes) in debt extinguishment costs in the second quarter. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Impairment Charges — During the quarter and year ended December 31, 2005, the company incurred non-cash charges of $13.4 million ($8.1 million after taxes) and $26.7 million ($16.3 million after taxes), respectively for the impairment of certain assets, inventory write-offs and other non-cash charges. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Hurricane Katrina — In September 2005, a $4.9 million charge ($3.1 million after taxes) was recorded as a result of Hurricane Katrina which hit the Gulf Coast region on August 29, 2005. The charge was recorded primarily to reserve for impaired receivables and to write off damaged leased equipment. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Officer Retirement Charges — In June 2005, a $5.3 million charge ($3.2 million after taxes) related to the retirement of the company’s former Chief Executive Officer, John P. Wareham, was recorded. The charge was comprised of approximately $4.0 million related to the cash settlement of his earned supplemental pension and approximately $1.3 million related to the modification and acceleration of a previously granted restricted stock award. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Business Development Charge — In the second quarter of 2005, a $1.7 million charge ($1.0 million after taxes) was recorded related to a potential business development transaction that the company decided not to pursue. The charge consisted primarily of legal and consulting fees that would have been recorded as part of the consideration in the event that the transaction was actually completed. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Net Income and Diluted EPS were impacted by the above items as follows:

	Quarter Ended December 31, 2006		Year Ended December 31, 2006
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$62.3	$0.97	186.9	2.92
Discontinued operation (APG)	—	—	(28.7)	(0.45)

Earnings from continuing operations	62.3	0.97	158.2	2.47
Roche license	—	—	18.2	0.29
Pension curtailment	—	—	2.6	0.04
Applera settlement	—	—	(10.1)	(0.16)
Investigation expenses	—	—	1.8	0.03
Restructuring related charges	1.2	0.02	9.4	0.15
Debt extinguishment	2.3	0.04	4.0	0.06

Non-GAAP	$65.8	$1.03	$184.1	$2.88

	Quarter Ended December 31, 2005		Year Ended December 31, 2005
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$17.8	$0.28	$150.6	$2.32
Impairment charges	8.1	0.13	16.3	0.25
Restructuring related charges	21.0	0.32	21.6	0.33
Hurricane Katrina			3.1	0.05
Officer retirement charges	—	—	3.2	0.05
Business Development Charge	—	—	1.0	0.02

Non-GAAP	$46.9	$0.73	$195.8	$3.02

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